Exhibit 99.2

NOTICE OF GUARANTEED DELIVERY

OF

WARRANTS OF

MAGNOLIA OIL & GAS CORPORATION

Pursuant to the Prospectus/Offer to Exchange dated June 7, 2019

This Notice of Guaranteed Delivery, or one substantially in the form hereof, must be used to accept the Offer (as defined below) if:

•	the procedure for book-entry transfer cannot be completed on a timely basis, or

•

time will not permit all required documents, including a properly completed and duly executed Letter of Transmittal and Consent and any other required documents, to reach Continental Stock Transfer & Trust Company (the “Exchange Agent”) prior to the Expiration Date (as defined below).

TO:     CONTINENTAL STOCK TRANSFER & TRUST COMPANY

If Delivering by Hand, Overnight

Courier, or Mail:

Continental Stock Transfer & Trust Company

Attn: Corporate Actions/Magnolia Warrant Tender

One State Street – 30th Floor

New York, NY 10004

If By Facsimile:

(For Eligible Institutions Only)

(212) 616-7610

For Confirmation:

(917) 262-2378

The undersigned acknowledges: (i) receipt of the Prospectus/Offer to Exchange, dated June 7, 2019 (the “Prospectus/Offer to Exchange”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent”), which together set forth the offer of Magnolia Oil & Gas Corporation (the “Company”), a Delaware corporation, to each holder of its warrants to exchange a warrant for 0.29 shares of the Company’s Class A common stock, par value of $0.0001 per share, (the “Class A Common Stock) (the “Offer”); and (ii) that the Offer will be open until 11:59 p.m., Eastern Daylight Time, on July 5, 20119, or such later time and date to which the Company may extend. The period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period.” The date and time at which the Offer Period ends is referred to as the “Expiration Date.”

The Offer is being made to:

•

All holders of our publicly traded warrants to purchase our Class A Common Stock that were originally sold as part of the units issued in our initial public offering, which closed on May 10, 2017 (the “IPO”), referred to as the “Public Warrants.” The Public Warrants entitle such warrant holders to purchase one share of Class A Common Stock for a purchase price of $11.50, subject to certain adjustments. As of June 6, 2019, there were 21,666,650 Public Warrants outstanding. Pursuant to the Offer, we are offering up to an aggregate of 6,283,328 shares of Class A Common Stock in exchange for the Public Warrants.

•	All holders of our warrants to purchase our Class A Common Stock that were issued in a private placement based on an exemption from registration under the Securities Act of 1933, as amended, in connection with the IPO, referred to as the “Private Placement Warrants.” The Public Warrants and the Private Placement Warrants are referred to, collectively, as the “Warrants.” The Private Placement Warrants entitle such warrant holders to purchase one share of our Class A Common Stock for a purchase price of $11.50, subject to certain adjustments. The Private Placement Warrants were originally issued to TPG Pace Energy Sponsor, LLC (“TPG Sponsor”) and were subsequently transferred to permitted transferees of TPG Sponsor, including certain of our directors and executive officers. The terms of the Private Placement Warrants are identical to the Public Warrants, except that such Private Placement Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by permitted transferees of TPG Sponsor. As of June 6, 2019, there were 10,000,000 Private Placement Warrants outstanding. Pursuant to the Offer, we are offering up to an aggregate of 2,900,000 shares of our Class A Common Stock in exchange for the Private Placement Warrants.

Our Class A Common Stock and Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “MGY” and “MGY.WS,” respectively. The Warrants are governed by the Warrant Agreement, dated as of May 4, 2017, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”).

Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.29 shares of Class A Common Stock in exchange for each Warrant tendered by such holder and exchanged. Any Warrant holder that participates in the Offer may tender some or all of its Warrants for exchange.

No fractional shares of Class A Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share of Class A Common Stock multiplied by the last sale price of our Class A Common Stock on the NYSE on the last trading day of the Offer Period.

Concurrently with the Offer, the Company is also soliciting consents (the “Consent Solicitation”) from holders of the Warrants to amend the Warrant Agreement to permit the Company to require that each Warrant that is outstanding upon the closing of the Offer be converted into 0.261 shares of Class A Common Stock, which is a ratio 10% less than the exchange ratio applicable to the Offer (such amendment, the “Warrant Amendment”). We are conditioning the adoption of the Warrant Amendment to the receipt of the consent of holders of 50% of the outstanding Public Warrants and 50% of the outstanding Private Warrants. The consent to the Warrant Amendment is a part of the letter of transmittal and consent relating to the Warrants, and therefore by tendering your Warrants for exchange you will be delivering to the Company your consent. You may revoke your consent at any time prior to the Expiration Date by withdrawing the Warrants you have tendered in the Offer.

Each of (i) Stephen I. Chazen, our Chairman, President and Executive Officer, (ii) Christopher G. Stavros, our Executive Vice President and Chief Financial Officer, (iii) Miller Creek Investments, LLC, an entity owned and controlled by Michael G. MacDougall, a member of our board of directors, (iv) TPG Pace Governance, LLC and (iv) TPG Pace Energy Sponsor, LLC has agreed to tender his or its Warrants in the Offer and provide the corresponding consent to the Warrant Amendment in the Consent Solicitation pursuant to a Tender and Support Agreement. The Tender and Support Agreement covers approximately 89.9% of the outstanding Private Placement Warrants and 0.7% of the outstanding Public Warrants. See the section of the Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Interests of Directors, Executive Officers and Others.”

If 50% of the holders of the outstanding Warrants do not provide consent to the Warrant Amendment, Warrants not exchanged for shares of Class A Common Stock pursuant to the Offer will remain outstanding subject to their current terms, including any such terms permitting the Company to redeem such Warrants prior to their expiration. The Company reserves the right to redeem any of the Warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer.

This Notice of Guaranteed Delivery, properly completed and duly executed, must be delivered by hand, mail, overnight courier or facsimile transmission to the Exchange Agent, as described in the section of the Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment — Guaranteed Delivery Procedures.” The method of delivery of all required documents is at your option and risk.

For this Notice of Guaranteed Delivery to be validly delivered, it must be received by the Exchange Agent at the above address before the Expiration Date. Delivery of this notice to another address will not constitute a valid delivery. Delivery to the Company, the information agent or the book-entry transfer facility will not be forwarded to the Exchange Agent and will not constitute a valid delivery.

Your signature on this Notice of Guaranteed Delivery must be guaranteed by an Eligible Institution, and the Eligible Institution must also execute the Guarantee of Delivery attached hereto. An “Eligible Institution” is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended.

In addition, if the instructions to the Letter of Transmittal and Consent require a signature on a Letter of Transmittal and Consent to be guaranteed by an Eligible Institution, such signature guarantee must appear in the applicable space provided in the signature box on the Letter of Transmittal and Consent.

By signing this Notice of Guaranteed Delivery, you tender for exchange, upon the terms and subject to the conditions described in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent, the number of Warrants specified below, as well as provide your consent to the Warrant Amendment, pursuant to the guaranteed delivery procedures described in the section of the Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Procedure for Tendering Warrants for Exchange and Consent to the Warrant Amendment—Guaranteed Delivery Procedures.”

DESCRIPTION OF WARRANTS TENDERED

List below the Warrants to which this Notice of Guaranteed Delivery relates.

Name(s) and Address(es) of Registered Holder(s) of Warrants	Number of Warrants Tendered
Total:

(1)	Unless otherwise indicated above, it will be assumed that all Warrants listed above are being tendered pursuant to this Notice of Guaranteed Delivery.

☐

CHECK HERE IF THE WARRANTS LISTED ABOVE WILL BE DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH THE DEPOSITORY TRUST COMPANY (“DTC”) AND COMPLETE THE FOLLOWING (FOR USE BY ELIGIBLE INSTITUTIONS ONLY):

Name of Tendering Institution:

Account Number:

SIGNATURES

Signature(s) of Warrant Holder(s)

Name(s) of Warrant Holder(s) (Please Print)

Address

City, State, Zip Code

Telephone Number

Date

GUARANTEE OF SIGNATURES

Authorized Signature

Name (Please Print)

Title

Name of Firm (must be an Eligible Institution as Defined in this Notice of Guaranteed Delivery)

Address

City, State, Zip Code

Telephone Number

Date

GUARANTEE OF DELIVERY

(Not to be used for Signature Guarantee)

The undersigned, a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (each of the foregoing constituting an “Eligible Institution”), guarantees delivery to the Exchange Agent of the Warrants tendered and Consents given, in proper form for transfer, or a confirmation that the Warrants tendered have been delivered pursuant to the procedure for book-entry transfer described in the Prospectus/Offer to Exchange and the Letter of Transmittal and Consent into the Exchange Agent’s account at the book-entry transfer facility, in each case together with a properly completed and duly executed Letter(s) of Transmittal and Consent, or an Agent’s Message in the case of a book-entry transfer, and any other required documents, all within two (2) Over-the-Counter Bulletin Board quotation days after the date of receipt by the Exchange Agent of this Notice of Guaranteed Delivery.

The Eligible Institution that completes this form must communicate the guarantee to the Exchange Agent and must deliver the Letter of Transmittal and Consent to the Exchange Agent, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer and an Agent’s Message, within the time set forth above. Failure to do so could result in a financial loss to such Eligible Institution.

Authorized Signature

Name (Please Print)

Title

Name of Firm

Address

City, State, Zip Code

Telephone Number

Date

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